PROSPECTUS Dated May 18, 2000 PROSPECTUS SUPPLEMENT Dated May 18, 2000		Pricing Supplement No. 15 to Registration Statement No. 333-34392 Dated July 13, 2000 Rule 424(b)(3)
Morgan Stanley Dean Witter & Co. GLOBAL MEDIUM-TERM NOTES, SERIES E Euro Fixed Rate Senior Bearer Notes Due 2005
     We may not redeem these Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Notes Due 2005), prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:	HKD420,000,000	Interest Rate:	7.60% per annum, determined on an actual/365 day basis
Maturity Date:	July 26, 2005, provided that if such date is not a Business Day, the maturity date will be the next succeeding day that is a Business Day, except that, if that Business Day would fall in the next calendar month, the maturity date will be the immediately preceding Business Day.	Maximum Interest Rate: Minimum Interest Rate:	N/A N/A
Settlement Date (Original Issue Date): Interest Accrual Date: Issue Price: Specified Currency: Redemption Percentage at Maturity:	July 26, 2000 July 26, 2000 99.20% Hong Kong dollars ("HKD") 100.00%	Interest Payment Dates:	Each July 26, beginning July 26, 2001; provided that if any such date is not a Business Day, the interest payment will be made on the next succeeding day that is a Business Day, except that, if that Business Day would fall in the next calendar month, the interest payment will be made on the immediately preceding Business Day.
Initial Redemption Percentage:	N/A	Denominations:	HKD1,000,000
Annual Redemption Percentage:	N/A	Business Day:	New York and Hong Kong
Optional Repayment Date(s):	N/A	Common Code:	011460348
		ISIN:	XS0114603482
		Other Provisions:	N/A
Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement. MORGAN STANLEY DEAN WITTER